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                                                                      EXHIBIT 12
                                EAGLE FINANCE CORP.

                         RATIO OF EARNINGS TO FIXED CHARGES



                                                                                     YEAR ENDED DECEMBER 31,
                                                                1997           1996           1995           1994          1993
                                                             ---------      --------         -------       --------      --------
                                                                                     (DOLLARS IN THOUSANDS)

 Net income (loss)                                           $(12,703)      $  (5,349)       $   325       $  3,951     $  1,686
 Added fixed charges:
      Cost of borrowing                                         7,073           9,059          8,093          2,712        1,232
      One-third rental                                            517             499            400            115          146
                                                             ---------      ----------       --------      ----------   ---------
      Total fixed charges                                    $  7,590       $   9,558        $ 8,493       $  2,827     $  1,378
                                                             ---------      ----------       --------      ----------   ---------
                                                             ---------      ----------       --------      ----------   ---------

      Provision for income taxes                             $    121       $    (659)       $   197       $  1,167          --
                                                             ---------      ----------       --------      ----------   ---------
                                                             ---------      ----------       --------      ----------   ---------

      Total "earnings" (net income (loss), fixed
           charges, and income taxes)                        $ (4,992)      $   4,868        $ 9,015       $  7,945     $  3,064
                                                             ---------      ----------       --------      ----------   ---------
                                                             ---------      ----------       --------      ----------   ---------

 Ratio of "earnings" to fixed charges (Note 1)                     --             --            1.06           2.81         2.22
                                                             ---------      ----------       --------      ----------   ---------
                                                             ---------      ----------       --------      ----------   ---------

 Deficiency of fixed charges coverage (Note 1)                  (0.66)           0.51             --            --           --
                                                             ---------      ----------       --------      ----------   ---------
                                                             ---------      ----------       --------      ----------   ---------

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Note 1.  SEC Regulations S-K requires the disclosure of the ratio of earnings to fixed charges except where the ratio falls below 1, then the deficiency shall be disclosed in dollar terms.